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                                                                     EXHIBIT 8.A

                      [LOCKE LIDDELL & SAPP LLPLETTERHEAD]



                                  June 26, 2002

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:

         We have acted as tax counsel to El Paso Corporation, a Delaware corporation (the "Issuer"), in connection with the preparation of the Prospectus Supplement, dated June 20, 2002 (the "Prospectus Supplement"), to the Prospectus dated February 27, 2002 (the "Prospectus"), relating to the issuance and sale of 10,000,000 of the Issuer's 9.00% equity security units (the "Units"), initially consisting of (a) purchase contracts (the "Purchase Contracts"), which obligate the holders of the Units to purchase from the Issuer shares of the Issuer's common stock, $3 par value per share (the "Common Stock"), and (b) senior notes due August 16, 2007 issued by the Issuer (the "Notes"). The Units are to be issued pursuant to a senior indenture, dated May 10, 1999, between the Issuer and JP Morgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (the "Indenture"). The terms of the Units, which are set forth in the Prospectus Supplement are incorporated herein by reference.

         For purposes of the opinion set forth below, we have examined:

         (i)    the Prospectus;

         (ii)   the Prospectus Supplement;

         (iii)  the Indenture; and

         (iv)   forms of the following documents relating to the Units:

                (a) the supplemental indenture, dated as of June 26, 2002, to the Indenture;

                (b)   the global note representing the Notes;

                (c)   the global normal units certificates;

                (d)   the global stripped units certificates;

                (e)   the purchase contract agreement;

                (f)   the pledge agreement; and
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El Paso Corporation
June 26, 2002
Page 2

                (g)   the remarketing agreement.

         We also have examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Issuer and such other documents, certificates, representations and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In addition, we also have assumed that factual representations made to us are true, correct and complete and that the transactions related to the issuance of the Units, the Notes and the Common Stock will be consummated in accordance with the terms of the documents and forms of documents described herein. If any of our assumptions are untrue for any reason or if the issuance of the Units is consummated in a manner that is inconsistent with the manner in which it is described in the Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon.

         Based upon the foregoing, and subject to the qualifications and limitations stated therein, we confirm that the statements made in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences", insofar as they constitute legal conclusions with respect to matters of United States federal income tax law, constitute our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of the Units, the Notes, and the Common Stock acquired under the Purchase Contracts.

         We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein.

         Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described in the Prospectus Supplement. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

         The attorneys responsible for preparing this opinion are members of the State Bar of Texas, and we do not express any opinion herein concerning any law other than United States federal income tax law.

         Pursuant to the provisions of Rule 436 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, we hereby consent to the filing of this letter as an exhibit to the registration statement containing the Prospectus and to the

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El Paso Corporation
June 26, 2002
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reference to us under the caption "United States Federal Income Tax
Consequences" in the Prospectus Supplement.

                                            Very truly yours,

                                            LOCKE LIDDELL & SAPP LLP


                                            By:   /s/ James Howard
                                               ---------------------------------
                                            Name: James Howard
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